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                                                                   Exhibit 23.1

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KPMG LLP
CHARTERED ACCOUNTANTS

Box 10426 777 Dunsmuir Street                          Telephone (604) 691-3000
Vancouver BC V7K 1K3                                   Telefax (604) 691-3031
Canada                                                 www.kpmg.ca



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
Sideware Systems Inc.

We consent to the use of our report dated February 21, 2000 with respect to the consolidated balance sheets of Sideware Systems Inc. as of December 31, 1999 and 1998 and the related consolidated statements of operations and deficit and cash flows for year ended December 31, 1999, the eight months ended December 31, 1998 and the years ended April 30, 1998 and 1997, included in the annual report on Form 20-F of Sideware Systems Inc., incorporated by reference in the registration statement on Form F-3 of Sideware Systems Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report includes additional comments for U.S. readers on Canada-U.S. reporting differences with respect to conditions that cause substantial doubt as to Sideware
Systems Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
June 6, 2000